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Exhibit 99.3

        [DEPARTMENT OF HEALTH & HUMAN SERVICES LETTERHEAD]

Mr. Peter Weiman
Healthtronics Surgical Services, Inc.
1841 West Oak Parkway, Suite A
Marietta, Georgia 30062

Re:	P990086/S3 Healthtronics OssaTron® Filed: November 5, 2001
	Amended:	February 14, April 25, May 15, June 19, June 25, August 9, August 27, September 16, September 23, December 4, December 23, 2002, January 14, January 23, February 5, February 10, February 11 and February 19, and March 10, 2003

Dear Mr. Weiman:

The Center for Devices and Radiological Health (CDRH) of the Food and Drug Administration (FDA) has completed its review of your premarket approval application (PMA) supplement for the Healthtronics OssaTron®. The device is indicated for use for performing extracorporeal shock wave (ESW) treatment in patients with chronic lateral epicondylitis (tennis elbow) that has failed to respond to conservative treatment. Chronic Lateral Epicondylitis is defined as lateral epicondylitis that has persisted for 6 months or more with a history of unsuccessful conservative treatment. The PMA supplement is approved. You may begin commercial distribution of the device as modified in accordance with the conditions described below and in the "Conditions of Approval" (enclosed).

The sale, distribution, and use of this device are restricted to prescription use in accordance with 21 CFR 801.109 within the meaning of section 520(e) of the Federal Food, Drug, and Cosmetic Act (the act) under the authority of section 515 (d)(1)(B)(ii) of the act. FDA has also determined that, to ensure the safe and effective use of the device, the device is further restricted within the meaning of section 520(e) under the authority of section 515(d)(1)(B)(ii), (1) insofar as the labeling specify the requirements that apply to the training of practitioners who may use the device as approved in this order and (2) insofar as the sale, distribution, and use must not violate sections 502(q) and (r) of the act.

CDRH does not evaluate information related to contract liability warranties, however you should be aware that any such warranty statements must be truthful, accurate, and not misleading, and must be consistent with applicable Federal and State laws.

CDRH will notify the public of its decision to approve your PMA by making available a summary of the safety and effectiveness data upon which the approval is based. The information can be found on the FDA CDRH Internet HomePage located at http://www.fda.gov/cdrh.pmapage.html. Written requests for this information can also be made to the Dockets Management Branch (HFA-305), Food and Drug Administration, 5630 Fishers Lane, Rm. 1061, Rockville, MD. 20852. The written request should include the PMA number or docket number. Within 30 days from the date that this information is placed on the Internet, any interested person may seek review of this decision by requesting an opportunity for administrative review, either through a hearing or review by an independent advisory committee, under section 515(g) of the Federal Food, Drug, and Cosmetic Act (the act).

Failure to comply with the conditions of approval invalidates this approval order. Commercial distribution of a device that is not in compliance with these conditions is a violation of the act.

You are reminded that, as soon as possible and before commercial distribution of your device, you must submit an amendment to this PMA submission with copies of all approved labeling affected by this supplement in final printed form. The labeling will not routinely be reviewed by FDA staff when PMA supplement applicants include with their submission of the final printed labeling a cover letter stating that the final printed labeling is identical to the labeling approved in draft form. If the final printed labeling is not identical, any changes from the final draft labeling should be highlighted and explained in the amendment.

All required documents should be submitted in triplicate, unless otherwise specified, to the address below and should reference the above PMA number to facilitate processing.

  PMA Document Mail Center (HFZ-401)
  Center for Devices and Radiological Health
  Food and Drug Administration
  9200 Corporate Blvd.
  Rockville, Maryland 20850

If you have any questions concerning this approval order, please contact Neil R. P. Ogden at (301) 594-1307.

Sincerely yours,
/s/ Celia M. Witten, Ph.D., M.D.
Celia M. Witten, Ph.D., M.D. Director Division of General, Restorative and Neurological Devices Office of Device Evaluation Center for Devices and Radiological Health

Enclosure

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  Exhibit 99.3